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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                          COMMISSION FILE NO. 000-22712

                          VERITAS SOFTWARE CORPORATION
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             (Exact name of registrant as specified in its charter)

        1600 Plymouth St., Mountain View, CA 94043, Tel. (650) 335-8000
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               (Address, including zip code and telephone number,
        including area code of registrant's principal executive offices)

                    Common Stock, $0.001 par value per share
                         Preferred Stock Purchase Rights

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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]      Rule 12h-3(b)(1)(i)      [X]
      Rule 12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(2)(i)      [ ]      Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(ii)     [ ]      Rule 12h-3(b)(2)(ii)     [ ]
                                        Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice date: One

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
VERITAS Software Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 1, 1999                   By:     /s/ Jay A. Jones
                                        ---------------------------------------
                                                 Jay A. Jones, Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                           [SIGNATURE PAGE TO FORM 15]


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